MRU Holdings Raises Approximately $24.4 Million in Equity Financing for Expansion Capital Funds To Be Used To Catalyze New Product Development and Marketing

NEW YORK, NY November 6, 2007 (PR Newswire) -- MRU Holdings, Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™ and its relationships with private label partners, today announced that it has completed a private placement financing (PIPE) of approximately $24.4 million with a group of institutional accredited investors, including the three largest of MRU’s existing Series B convertible preferred stock investors as well as a group of new institutional investors.

The financing was comprised of the sale of an aggregate of 5,180,000 shares of MRU common stock, of which 850,000 shares were issued at market value (the closing bid price of $4.98 per share on November 2, 2007) and 4,330,000 shares were issued at $4.65 per share. As a result of this transaction, MRU will have in excess of $44 million in cash and equivalents and approximately 31.2 million shares of common stock outstanding.

“We are very pleased to raise this additional growth capital at a time when the competitive landscape in student lending is changing dramatically in our favor,” said Vishal Garg, Co-Founder and CFO. “MRU is the fastest growing publicly traded student loan company and the capital we have raised will enable us to continue to grow origination volumes rapidly by advancing the growth of the MyRichUncle brand, catalyze our strategic initiatives and to build on our strengths in new product development.”

“We are excited that our largest existing Series B holders invested in this round and that we were also able to attract a number of new institutional shareholders who share in MRU’s long-term vision,” said Ed McGuinn, Chairman and CEO.

Bear, Stearns & Co. Inc. served as lead placement agent and Piper Jaffray & Co. served as co-placement agent for the transaction.

The shares of common stock issued in the financing have not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933. MRU has agreed to file a registration statement covering the resale of the common stock. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock.

Additional information about the transaction is available in a Current Report on Form 8-K filed with the SEC by MRU today.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle

From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since the launch of its student loan program in the summer of 2005, MyRichUncle has originated more than $320 million in private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers financing needs.  The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company’s results of operations and/or its financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company’s business, as disclosed by the risk factors contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Investor Inquiries: Denise Gillen, Vice President of Investor Relations
212-836-4165; dgillen@mruholdings.com

Media Inquiries: Karin Pellmann, Vice President of Public Relations
212-444-7541; kpellmann@mruholdings.com    UNCLF